Exhibit 99.1

DESCRIPTION OF THE RTI INTERNATIONAL METALS, INC.

2014 STOCK AND INCENTIVE PLAN

IN DEFINITIVE PROXY STATEMENT

Background and Purpose of 2014 Plan

Our current equity incentive plan, the RTI International Metals, Inc. 2004 Stock Plan, as amended (the “2004 Plan”) is a ten year plan that will terminate in April of this year and no longer be available for new awards. The 2014 Plan, approved by our Board on March 17, 2014, will replace the 2004 Stock Plan. The 2014 Plan is a comprehensive incentive compensation plan that provides for various types of equity-based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and performance units, in addition to other stock-based awards, dividend equivalents rights and certain cash-based awards.

The purpose of the 2014 Plan is to attract and retain highly competent employees and non-employee directors, provide a means for employees to acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Company, and provide additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long term. We believe that incentive compensation grants have been an important part of our successful employee and director recruiting and retention efforts and we expect such grants will remain a key part of this process in the future. Our Compensation Committee and Board have approved the 2014 Plan, subject to shareholder approval, to address our need to continue to be able to offer equity and cash incentives. NYSE listing requirements require that we submit the 2014 Plan to our shareholders for approval. In addition, Internal Revenue Code rules require that we obtain shareholder approval of the 2014 Plan in order to be able to issue incentive stock options under the 2014 Plan as well as to be able to receive a deduction for certain qualified performance-based compensation as discussed below under the heading “Section 162(m) of the Internal Revenue Code.”

Use of Shares Subject to 2014 Plan.

The total number of shares authorized for issuance under the 2014 Plan is 3,500,000 common shares, which includes approximately 711,000 shares that were never issued under the expiring 2004 Plan. Additionally, shares that are currently subject to previously granted awards under the 2004 Plan would become available for awards under the 2014 Plan in the event of forfeiture, expiration or termination of a 2004 Plan award or in the event shares are delivered in payment for or are withheld for taxes in connection with a 2004 Plan award.

Shares attributable to awards under the 2014 Plan that expire, are forfeited or cancelled, or are otherwise paid without the issuance of shares (e.g., settled in cash in lieu of shares or exchanged) will again be available for grant under the 2014 Plan; however, shares attributable to awards under the 2014 Plan that are (i) tendered by a participant or withheld by the Company to pay an option exercise price, the base price of a share appreciation right, or the exercise price of any other award, (ii) withheld or remitted by the Company to pay tax withholding, (iii) purchased by the Company using proceeds from stock option exercises, or (iv) not issued or delivered as a result of a net settlement of an outstanding option or share appreciation right, would not again be available for issuance under the 2014 Plan. The maximum number of shares authorized under the 2014 Plan would also be subject to adjustment for stock splits, stock dividends, spin offs, reclassifications or other relevant changes affecting Company common shares.

In determining the number of shares subject to the 2014 Plan, our Board and the Compensation Committee considered the Company’s compensation needs and the Company’s historical equity compensation practices. This analysis included reviewing the Company’s past equity compensation practices and assessing the number of shares likely to be needed for future awards. Pay Governance, the Company’s compensation consultants, assisted with this analysis. The approximately 2,789,000 previously unreserved shares available for issuance under the 2014 Plan would represent approximately 9.1% of the Company’s issued and outstanding shares as of March 1, 2014. This level of dilution is comparable to that of our peer group of companies and is consistent with the Board’s preference for conservative compensation practices.

The historical 3-year average annual “burn rate” under our 2004 Plan as of December 31, 2013, calculated using the methodology published by Institutional Shareholder Services (“ISS”), was 1.70%, which is well below the burn rate cap of 2.85% that ISS has applied to our industry, GICS Materials. We do not expect our future burn rate to change significantly from our historic practice. For purposes of calculating the number of awards granted under our 2014 Plan, (i) awards of stock options and stock appreciation rights would count as one share, and (ii) awards of restricted stock, restricted stock units, performance-based awards or other full value awards (“Full-Value Awards”) would count as 1.69 shares in the year awarded, or in the case of performance-based awards, in the year earned. 3

If approved by shareholders, the 2014 Plan will become effective as of April 25, 2014 (the “Effective Date”), and will remain effective until terminated by the Company or until all awards issued under the 2014 Plan have been exercised, vested, satisfied, forfeited or expired, as applicable. The following description of the 2014 Plan is qualified in its entirety by reference to the applicable provisions of the 2014 Plan document, which is attached as Annex B to this proxy statement.

Important Provisions Under 2014 Plan

The 2014 Plan contains a number of provisions that we feel improve upon our prior 2004 Plan, and which we believe are consistent with the interests of our shareholders and sound corporate governance practices, including:

-	Fungible share pool. The 2014 Plan uses a fungible share pool under which each stock option and stock appreciation right, or SAR, counts as one share against the plan share reserve and each stock-based Full-Value Award (which includes any stock-based or stock-settled award other than options or SARs) counts as 1.69 shares against the plan share reserve.

-	No liberal share counting. The 2014 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or SAR or to satisfy tax withholding requirements. The 2014 Plan does not permit “net share counting” upon the exercise of options.

-	No repricing of stock options or SARs. The 2014 Plan prohibits the repricing or backdating of stock options or SARs without shareholder approval; provided that appropriate adjustments may be made in connection with certain events such as mergers or stock splits.

-	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.

-	Limit on awards to non-employee directors. The 2014 Plan imposes a maximum number of shares underlying awards that may be granted to non-employee directors in the aggregate in any one calendar year (five percent of the total shares authorized by the 2014 Plan).

-	No dividends on unearned performance-based awards. The 2014 Plan prohibits the payment of dividends on unearned performance-based awards and defers the payment of accrued dividend equivalent rights until the achievement of the related performance goals.

-	Compensation recoupment/clawback policy. Awards under the 2014 Plan will be subject to any compensation recoupment/clawback policy that the Company may adopt from time to time or that is required by applicable law.

-	Change of control. Benefits in connection with a change in control are not triggered until the date immediately prior to the change of control actually taking place.

-	Dividend equivalent rights. Dividend equivalent rights shall not apply to options or stock appreciation rights.

Summary of Other Provisions of the 2014 Plan

Eligibility. Participation in the 2014 Plan is limited to employees of RTI, its affiliates and/or its subsidiaries, members of the Board of Directors of RTI, and any individual engaged to become an employee or member of the Company’s Board of Directors.

Administration. The 2014 Plan will be administered by the Compensation Committee, but our full Board may at any time act on behalf of the Committee. Subject to the terms of the 2014 Plan, the Compensation Committee has the discretion to determine the terms of each award. The Compensation Committee may delegate to one or more of our officers the authority to grant awards (other than performance-based awards intending to comply with Section 162(m) of the Code) to participants who are not directors or executive officers, within parameters specified by the Compensation Committee.

Permissible Awards. The 2014 Plan authorizes the grant of awards in any of the following forms:

•	Options to purchase shares of common stock, which may be nonqualified stock options or incentive stock options (“ISOs”). The exercise price of an option granted under the 2014 Plan may not be less than the fair market value of the Company’s common stock on the date of grant. Stock options granted under the 2014 Plan will have a term of not more than ten (10) years, and will not have a vesting period of less than three (3) years.

•	Stock appreciation rights, or SARs, which give the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the SAR. The base price of a SAR may not be less than the fair market value of the Company’s common stock on the date of grant. SARs granted under the plan will have a term of not more than ten (10) years, and will not have a vesting period of less than three (3) years.

•	Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set at the time of the award. Such awards, other than in certain limited circumstances discussed below, must have a vesting period of not less than three (3) years.

•	Restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance goals set at the time of the award provided that such awards, other than in certain limited circumstances discussed below, must have a vesting period of not less than three (3) years.

•	Dividend equivalent units, which are the right to receive a payment, in cash or equity, equal to the cash dividends or other distributions paid with respect to a share of Company common stock.

•	Performance awards, which may be performance shares (denominated in shares of stock) or performance units (denominated in cash) and any award of restricted stock or restricted stock units the payment or vesting of which, in any case, are contingent upon performance-based vesting conditions.

•	Incentive awards, which represent the right to receive a payment in cash or equity to the extent performance goals specified in the award are achieved. Incentive awards may be structured as annual awards or long-term awards.

All awards will be evidenced by a written agreement, which may be in electronic form, that will include such provisions as may be specified by the Compensation Committee. Dividend equivalent units, which entitle the participant to payments in cash or shares of common stock calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be generally granted with respect to Full-Value Awards only.

Annual Award Limits. Awards under the 2014 Plan are limited per eligible individual on an annual basis. Subject to the limit of available shares under the 2014 Plan, the following are the annual grant limits in any one year to any one participant under the 2014 Plan:

Options and/or Stock Appreciation Rights:	800,000 shares

Restricted Stock and/or Restricted Stock Units:	250,000 shares

Performance Shares and/or Performance Units:	250,000 shares to be received in a year

Annual Incentive Award:	$2,000,000

Other Stock Based Award:	250,000 shares

Long-Term Incentive Award:	$4,000,000

The numbers of shares set forth in the above table are subject to adjustment in connection with certain events such as merger or stock split.

Share Counting. As noted above, the 2014 Plan uses a fungible share pool under which each stock option and SAR counts against the share reserve on a one-for-one basis, and each Full-Value Award that is settled in stock counts against the plan share reserve as 1.69 shares for each share covered by such award. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will become available for future grants of awards under the 2014 Plan. In addition, to the extent that the full number of shares subject to a Full-Value Award is not issued for any reason, including by reason of failure to achieve performance goals, the unissued shares originally subject to the award will become available for future grants of awards under the 2014 Plan.

The 2014 Plan specifies that the following shares of common stock may not again be made available for issuance as awards under the plan: (a) shares of common stock not issued or delivered as a result of the net settlement of an outstanding option or SAR, (b) shares tendered or withheld to pay the exercise price or base price an outstanding option or SAR or other exercise price of an award or in satisfaction of tax withholding obligations, or (c) shares repurchased by the Company with the proceeds of the exercise price of an option.

Repricing Prohibited. Without the prior approval of our shareholders, (a) the option exercise price or the base price of a SAR may not be reduced, except for adjustments in price in connection with certain events such as a merger or a stock split; (b) an option or SAR may not be cancelled in exchange for options or SARs with an option exercise price or base price that is less than the option exercise price or base price of the original award; and (c) we may not cancel an outstanding option or SAR in exchange for cash or other securities if the current fair market value of the shares underlying the option or SAR is lower than the option exercise price or base price per share of the original award.

Performance Objectives

The Compensation Committee may designate any award as a qualified performance-based award with the intent of making the award deductible without regard to the $1 million deduction limit under Section 162(m) of the Code. If an award other than an option or SAR is so designated, the Compensation Committee must establish objectively determinable performance goals for the award. Performance goals for such awards will be based on one or more of the following criteria, which performance goals may be expressed in terms of Company-wide objectives or objectives that are related to the performance of the individual participant, subsidiary, division, department or function within the Company or subsidiary in which the participant is employed:

Financial Return Metrics:

•	Return on equity

•	Return on sales

•	Return on assets

•	Return on invested capital

Earnings Metrics:

•	Consolidated earnings per share (including variants such as diluted earnings per share)

•	Gross profit

•	Earnings before or after interest, taxes, depreciation and amortization

•	Gross or operating margins

•	Net income

•	Operating or segment income

Sales Metrics:

•	Net sales

•	Cost of sales

Stock Price Metrics:

•	Fair market value of the shares

•	Total shareholder return

Cash Flow Metrics:

•	Cash flow (including but not limited to operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment)

•	Net cash provided by operating activities

•	Net increase (decrease) in cash and cash equivalents

Company Metrics:

•	Selling, general and administrative expenses

•	Cost improvements

•	Debt reduction

•	Inventory

Other Strategic Metrics:

•	Gross margin

•	Managed working capital as a percentage of sales and other targets based on working capital metrics

•	Trade working capital

•	Market share

•	Economic value added (EVA) or other measure of profitability that considers the cost of capital employed

•	Productivity or operating efficiencies

•	Employee engagement

•	Customer satisfaction, which may include customer backlog and/or relationships

•	Employee and/or supplier diversity improvements

•	Completion of integration of acquired businesses and/or strategic activities

•	Safety performance

•	Achievement of certain quantitatively and objectively determinable non-financial performance measures (e.g. strategic initiatives and corporate development)

•	Completion of integration of acquired businesses and/or strategic activities

•	Sustainability measures, such as reduction in greenhouse gases

•	Development, completion and implementation of succession planning

Performance goals with respect to the above-listed criteria may be specified in absolute or relative terms, as well as measured relative to the performance of a group of comparator companies or by a financial market index, as the Compensation Committee deems appropriate. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance goals may include a threshold level of performance below which no payment will be made (or vesting occur, as the case may be), and maximum levels of performance above which no additional payments will be made, with varying performance levels in between. The Compensation Committee may provide in any qualified performance-based award, at the time the performance objectives are established, that any evaluation of performance will exclude or otherwise objectively adjust for certain specified circumstances or events that occur during a performance period, such as certain non-recurring adjustments and other unique circumstances that are outlined within the definition of “Excluded Items” in the 2014 Plan. The Compensation Committee may also designate categories other than those enumerated above in connection with awards that are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Options. Options must be made exercisable at a price per share not less than the fair market value, determined in accordance with the 2014 Plan, on the date that the option is awarded. Options may not be repriced, except for adjustments in price in connection with certain events such as a merger or a stock split, or exchanged for options with a lower exercise price after grant without shareholder approval. The Compensation Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Company common stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Company common stock otherwise issuable at the time of exercise withheld, as specified in the award agreement. The maximum term of any option is ten (10) years, and the minimum vesting period for any option is three (3) years from the date of grant. The 2014 Plan permits the grant of both incentive and non-qualified stock options.

Stock Appreciation Rights. SARs may have a grant price per share not less than the fair market value, determined in accordance with the 2014 Plan, on the date the SAR is granted. The maximum term of any SAR is ten (10) years, and the minimum vesting period is three (3) years from the date of grant. SARs may be granted separately or in connection with another award, and may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. For any SAR granted in connection with the grant of an option, the option must provide that the exercise of the SAR will result in the surrender of the right to purchase an equivalent number of shares under the associated option, and conversely if the option is exercised it will likewise result in an equivalent reduction in the number of shares covered by the related SAR. SARs may be settled in shares of common stock or in cash, according to terms established by the Compensation Committee with respect to any particular award.

Restricted Stock and Restricted Stock Unit. A grant shares of common stock or the right to receive common stock in the future to a participant may be made under the 2014 Plan, subject to such restrictions and conditions, if any, as are set forth in the award agreement. Such awards, if not issued in lieu of salary or bonus, must be structured so that vesting occurs in equal annual installments over a period of not less than three (3) years from the date of grant (with acceleration of vesting possible in the event of a change of control, death, disability or retirement); provided that the 2014 Plan permits the issuance of restricted stock or stock unit awards without this three year vesting period in an amount up to an aggregate of five percent of the total shares authorized by the 2014 Plan. A holder of restricted stock (but not a holder of restricted stock units) is entitled to receive dividends and voting rights during the restricted period as though the shares were issued and outstanding.

Performance Awards. Performance units have an initial value determined on the date of grant and performance shares have an initial value per share equal to the fair market value per share of common stock determined on the date of grant. A performance award will outline the performance goals to determine the value of the number of performance units or performance shares that will be paid. Performance units and performance shares may be paid in shares of common stock or in cash.

Incentive Awards. Incentive awards may be granted on an annual basis or for a period in excess of one year. All incentive awards, regardless of duration, must be subject to achievement of one or more performance goals during the term (although all or a portion of an award may be deemed achieved upon death, disability, retirement or other circumstances), and may or may not be structured to comply with Section 162(m) of the Code. The Compensation Committee will determine all other terms and conditions of such awards, including the specific applicable performance goals, performance period, potential amounts payable, and timing of payment.

Other Stock Incentives. Dividend equivalent rights and other stock-based awards may be granted in such numbers and may be subject to such conditions or restrictions as may be determined under the 2014 Plan and shall be payable in cash or shares of common stock; provided, that no award may be issued at a price less than fair market value on the date of grant and cannot be granted prior to the date the award is approved under the 2014 Plan.

Non-Employee Director Awards. Non-employee directors may receive awards under the 2014 Plan in accordance with the terms of the Company’s Board of Directors Compensation Program, as filed with the Securities and Exchange Commission in April 2012, and as it may be subsequently amended. The total number of shares underlying awards issued to the Company’s non-employee directors on an aggregate basis in any one calendar year may not exceed five percent of the total shares authorized under the 2014 Plan.

Change of Control. If the holder of an award under the 2014 Plan has an employment, retention, change of control, severance or similar agreement with the Company or any affiliate that discusses the effect of a change of control on his or her awards, that agreement would control. In all other cases, unless provided otherwise in an award agreement or under the 2014 Plan prior to the date of the change of control, the following provisions of the 2014 Plan would determine the effect of a change of control on awards.

If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding awards would be assumed or replaced with the same type of award with similar terms and conditions by the Survivor in the change of control transaction. If applicable, each award which is assumed by the Survivor would be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities which would have been issuable to the award holder upon the consummation of such change of control had the award been exercised, vested or earned immediately prior to such change of control, and other appropriate adjustments in the terms and conditions of the Award would be made.

To the extent the Survivor in the change of control transaction does not agree to assume the awards or issue replacement awards, then immediately prior to the date of the change of control outstanding options and stock appreciation rights would become vested and exercisable and, unless otherwise determined by the Board or Compensation Committee, would be cancelled in exchange for a cash payment equal to the excess of the change of control price of the shares over the purchase or grant price of the shares under the award; all other outstanding awards that vest based on service would vest, and performance-based awards would, unless otherwise determined by the Board or the Compensation Committee, become payable at the level earned if earned but not paid, and otherwise would be cancelled in exchange for a cash payment equal to the target value payable on a pro rata basis based on the portion of the performance period that has elapsed prior to the change of control event.

Upon termination of employment without Cause (as defined in the 2014 Plan or form of award) by the Survivor or termination of employment by the employee with good reason (if the employee is entitled to terminate his employment for good reason in his or her employment, severance or other similar agreement) occurring during the period of twenty-four (24) months after the change of control, (i) all outstanding or replacement awards held by the participant would become vested, exercisable, earned and payable (assuming any award for which vesting is subject to performance goals that such goals are met at the target level), (ii) all options and stock appreciation rights held by the participant immediately before the termination of employment would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the excess of the fair market value of the shares on the date of termination over the exercise or grant price of such shares underlying the award multiplied by the number of shares underlying the award, (iii) all restricted stock or restricted stock units would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the fair market value of the shares on the date of termination, (iv) all performance-based awards that have been earned but not paid would be paid at the level earned, and for such performance-based awards for which the performance period has not yet expired, the award would be cancelled in exchange for a cash payment equal to the target value payable on a pro-rated basis calculated based on the portion of the performance period that had elapsed prior to termination, and (v) all other awards would be cancelled in exchange for a cash payment equal to the value of the award.

Recapitalizations and Reorganizations. The number of shares of common stock reserved for issuance in connection with the grant or settlement of awards or to which an award is subject, the number of shares subject to the “Annual Award Limits” and the exercise price of each option and stock appreciation right are subject to adjustment in the event of any merger or other transaction in which shares are exchanged, recapitalization of the Company or similar event which the Board or Compensation Committee determines requires an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Plan. In the event of certain corporate reorganizations, awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted.

Transferability. Generally, no award under the 2014 Plan may be transferred by a participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order”. However, the administrator under the 2014 Plan has the authority to grant (or to sanction by way of amendment to an existing grant) awards (other than incentive stock options) which may be transferred for no consideration to or for the benefit of a participant’s immediate family, to a trust solely for the benefit of the participant and his immediate family, or to a partnership or limited liability company in which the participant and members of his immediate family have at least 99% of the equity, profit and loss interest.

Forfeiture and Clawbacks. Awards will be subject to forfeiture to the extent provided in the applicable award agreement. In addition, each award is subject to forfeiture to the extent provided in any applicable clawback policy adopted by the Company or otherwise required pursuant to applicable law.

Fungible Share Pool. Shares issued in respect of any Full-Value Award granted under the 2014 Plan shall be counted against the share limit as 1.69 shares for every one share actually issued in connection with such award. For example, if 100 shares are issued with respect to a Full-Value Award granted after the Effective Date, 169 shares will be counted against the share limit in connection with that award. Shares issued in respect of any other award (not a Full-Value Award) shall be counted against the share limit as one share. Therefore, as noted previously, if shareholders approve the 2014 Plan and all 3,500,000 shares available for awards granted on or after the Effective Date are granted as Full-Value Awards, the total number of shares issued under the 2014 Plan would be 2,071,006.

Amendment or Termination. The 2014 Plan may be terminated or amended by the Board or the Compensation Committee, but no amendment will be made without shareholder approval to the extent required by law or the listing requirements of any principal securities on which the shares are traded. In addition, no amendment may be made without shareholder approval if the amendment materially increases the benefits accruing to a participant under the 2014 Plan, materially increases the aggregate number of securities that may be issued under the 2014 Plan, materially modifies the requirements for participation in the 2014 Plan, or changes the types of awards available under the 2014 Plan. The Compensation Committee may amend outstanding awards subject to the terms of the 2014 Plan but in general may not take away a participant’s rights.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of executive compensation paid to each of the Company’s chief executive officer and the three other highest compensated officers (other than the chief financial officer) in any one year to $1,000,000, unless the compensation is “qualified performance-based compensation”.

The 2014 Plan enables the Company to grant awards designed to satisfy the requirements of qualified performance-based compensation under Section 162(m) of the Code. These awards are referred to as “qualified performance-based awards” and are in addition to other awards, such as stock options and stock appreciation rights, which are also expressly authorized under the 2014 Plan and may also qualify as qualified performance-based compensation for purposes of Section 162(m). The Company reserves the right, however, to grant or approve awards or compensation under the 2014 Plan that is non-deductible.

One of the requirements of Section 162(m) is shareholder approval of the plan under which the awards are granted. In the case of qualified performance-based awards, shareholders must also approve the material terms of the performance goals pursuant to which compensation is paid under the awards. Stock options or SARs can also qualify as qualified performance-based compensation under Section 162(m) if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to a participant over a specified period, and so long as the exercise price of the award is not less than the fair market value of a share of common stock on the grant date of the award.

The shareholders are being asked to approve the 2014 Plan, and specifically, the material terms of the performance goals in the 2014 Plan under which qualified performance-based awards may be granted. For purposes of Section 162(m) of the Code, the material terms of the performance goals include:

•	The employees eligible to receive awards under the 2014 Plan;

•	A description of the business criteria on which the performance goal is based (performance measures); and

•	The maximum compensation that can be paid to an employee under the performance goal during any specified period (individual annual award limits).

Shareholder approval of the material terms of the performance goals in the 2014 Plan will allow the Compensation Committee the opportunity to grant qualified performance-based awards intended to satisfy the requirements of Section 162(m), thereby permitting the Company to claim an income tax deduction for such compensation when it is paid. In addition, shareholder approval of the individual annual award limits will allow the Compensation Committee to grant options and SARs intended to qualify as performance-based compensation under Section 162(m). While the Company believes it is important to preserve the deductibility of compensation under Section 162(m) generally, there is no guarantee that the performance-based compensation exemption would be available in any particular circumstance.

Approval of this Proposal 5 will constitute approval of the 2014 Plan, and specifically, the material terms of the performance goals, including, but not limited to, the individual annual award limits.

Certain Federal Tax Effects

The following is a brief summary of the principal United States federal income tax consequences applicable to the 2014 Plan participants and the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the 2014 Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The 2014 Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Nonqualified Stock Options and Stock Appreciation Rights. A participant will not normally recognize income at the time a nonqualified stock option is granted. Rather, the participant recognizes compensation income only when the nonqualified stock option is exercised. The amount of income recognized is generally equal to the excess of the fair market value of the common stock received over the exercise price paid by the participant. The Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the participant. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the participant will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised and long-term if the common stock was held more than 12 months as of the sale date.

Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock is received, the fair market value of the common stock received. The Company will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

Incentive Stock Options (“ISOs”). A participant who has been granted an ISO will not normally recognize income and the Company will not be entitled to a deduction at the time of the grant or exercise of an ISO; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an ISO depends, in part, on whether the participant ‘s holding period of the common stock is at least two years from the date the option was granted and at least one year from the date the common stock was transferred to the participant (the “ISO Holding Period”). If the ISO Holding Period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If the ISO Holding Period is not satisfied (a “disqualifying disposition”), the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

Unrestricted Stock. The tax consequences of receiving common stock pursuant to another stock-based award under the 2014 Plan are similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock. If the shares of common stock are unrestricted, the participant must recognize ordinary income equal to the fair market value of the common stock received less any amount paid for common stock.

Restricted Stock. A participant that receives a restricted stock award under the 2014 Plan will not normally be required to recognize income at the time of grant, nor is the Company entitled to any deduction, to the extent that the common stock awarded has not vested. When any part of a restricted stock award vests, the participant will realize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. The participant may, however, make an election within thirty days following the grant of the restricted stock award (referred to as a Section 83(b) election), to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date. If an Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period.

Restricted Stock Units. A participant who receives restricted stock units will not normally recognize taxable income at the time the restricted stock units are granted to the participant. Upon settlement of the restricted stock units, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the cash received or, if the restricted stock units are payable in common stock, the fair market value of the common stock received, and the Company will normally be entitled to a corresponding tax deduction. If the participant is an employee of the Company, the participant may, depending on the terms of the award, be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though none of the common stock underlying the restricted stock units is issued at that time.

Performance Grants. A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance award is payable in common stock, the fair market value of the common stock received, and the Company will normally be entitled to a corresponding tax deduction.

Cash-Based Awards. A participant generally will not recognize income at the time a cash-based award is granted (for example, when performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received.

Limitations on Our Deductions; Consequences of Change-in-Control. With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our CEO and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The Company generally intend for stock options, stock appreciation rights and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the 2014 Plan to satisfy the requirements of qualified performance-based compensation and therefore expects to be entitled to a deduction with respect to such awards. In addition, if a “change of control” of the Company causes awards under the 2014 Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s tax deductions under Section 280G of the Code.

Internal Revenue Code Section 409A. Awards under the 2014 Plan may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that these awards fail to meet certain requirements under Section 409A, the regulations issued thereunder or an exception thereto, the award recipient will be subject to immediate taxation, interest and tax penalties in the year the award vests. It is the Company’s intent that awards under the 2014 Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Benefits under the 2014 Plan

Future awards under the 2014 Plan will be subject to the discretion of the Compensation Committee (or other administrator of the 2014 Plan) and will depend on a variety of factors, including the value of the Company’s stock at the time of grant, as well as Company, divisional, and individual performance. Accordingly, it is not possible to determine the benefits that would be received under the 2014 Plan.